Exhibit 10.54

SENSATA TECHNOLOGIES, INC.

Amendment to Employment Agreement

DATED: DECEMBER 31, 2010

WHEREAS, Sensata Technologies, Inc., a Delaware Corporation (the “Company”), and Thomas Wroe, Jr. (the “Executive”), entered into an Employment Agreement on May 12, 2006 (the “Agreement”); and

WHEREAS, the Company and the Executive now wish to amend the Agreement to address certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST: The Agreement is hereby amended by adding the following provisions at the end thereof to read in full as follows:

“Code Section 409A Compliance.

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

Notwithstanding anything to the contrary in the Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (ii) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive’s termination of employment. To the extent that any such severance constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

SECOND: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of the date first written above.

SENSATA TECHNOLOGIES, INC.

By:	/s/ Jeffrey J. Cote

Name:	Jeffrey J. Cote

Title:	Chief Financial Officer

EXECUTIVE

/s/ Thomas Wroe, Jr.

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